Exhibit 15

November 7, 2000

Shoreline Financial Corporation
Benton Harbor, Michigan

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Shoreline Financial Corporation for the periods ended September 30, 2000 and 1999 as indicated in our report dated November 7, 2000. Because we did not perform an audit, we expressed no opinion on that information. We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q, is being incorporated by reference in Registration Statements (File Nos. 33-29052, 33-10629 and 33-09819) on Form S-8 and in the Registration Statement (File No. 33-34008) on Form S-3. In addition, we are aware that our report referred to above, which was included in your quarterly report on Form 10-Q is being incorporated by reference in the Chemical Financial Corporation Registration Statement (File No. 33-48832) on Form S-4.

We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

Crowe, Chizek and Company LLP